Exhibit 4.3

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

ECM ENERGY SERVICES, INC.

12% UNSECURED CONVERTIBLE PROMISSORY NOTE

$ .00	, 2013

FOR VALUE RECEIVED, ECM Energy Services, Inc., a Delaware corporation (the “Company”) with its principal executive office at                             , promises to pay to the order of                     (the “Payee” or the “Holder”) or registered assigns, on the earlier of: (i) the 18-month anniversary of the date hereof, or (ii) a completion by the Company of a Qualified Offering (as defined below), unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of             Dollars ($        .00) (the “Principal Amount”) and interest on the Principal Amount (as set forth in Section 3), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof. This Note may be prepaid by the Company without penalty. This “Note” is part of an offering of up to $3,000,000.00 in principal amount of “Notes” being made by the Company.

1. Qualified Offering. A “Qualified Offering” means the completion of the initial public offering of the Company’s common stock (“Common Stock”) pursuant to which the Common Stock becomes registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

2. Conversion Upon a Qualified Offering.

A. Offer Notice; Election of Full Conversion. If the Company commences a Qualified Offering prior to or on the Maturity Date, the Company will deliver to the Holder a notice (the “Offer Notice”), stating that such a Qualified Offering has been commenced no earlier than 45 business days prior to the expected closing date of the Qualified Offering. The Holder will thereafter have the right to notify the Company that such Holder will convert all, but not less than all, of the Principal Amount of this Note into the Common Stock issuable in the Qualified Offering at a conversion price equal to the price per share in the Qualified Offering (the “Conversion Price”), calculated as of the date the Qualified Offering is completed, by completion of the Notice of Full Conversion set forth as Annex A delivered not later than ten (10) days after receipt of the Offer Notice.

B. Automatic Conversion. If the Company does not receive the Notice of Full Conversion as set forth in Section 2.A. above, if the Qualified Offering is completed, without further action from the Holder, 50% of the Principal Amount of this Note shall be converted into shares of Common Stock at the Conversion Price with the remaining 50% of the Principal Amount of this Note being repaid from proceeds received from the Qualified Offering.

3. Computation of Interest.

A. Base Interest Rate; Payment of Interest. Subject to subsection 3.B., the outstanding Principal Amount shall bear interest at the rate of 12.0% per annum, provided that in no event shall the interest rate exceed the Maximum Rate provided in Section 3.B. below. Interest shall be based on a 360 day year. Accrued interest will be due and payable on the last day of each calendar month commencing on the last day of the first full month after the date of issuance of this Note with any remaining unpaid interest to be paid on the Maturity Date.

B. Additional Interest. Upon the conversion or repayment of this Note due to the completion of a Qualified Offering, the Company shall pay any accrued and unpaid interest on this Note in cash through the date of the Qualified Offering; provided that if the Qualified Offering occurs prior to the 12-month anniversary of the issuance of this Note, the Company shall pay interest in amount equal to 12 months of interest (less any interest amounts previously paid).

C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

4. Covenants of Company

A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4.A.:

(i) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company; and

(ii) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting its business affairs. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents.

B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4.B. (unless waived by or on behalf of the Holder):

(i) Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

5. Events of Default

A. The term “Event of Default” shall mean any of the events set forth in this Section 5.A.:

(i) Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii) Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 4.A.

(iii) Non-Performance of Negative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 4.B.

(iv) Bankruptcy, Insolvency, etc. The Company shall:

(a) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company, or make a general assignment for the benefit of creditors; or

(b) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

B. Action if Bankruptcy. If any Event of Default described in clause (iv) of Section 5.A. shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clause (iv) of Section 5.A.) shall occur for any reason, whether voluntary or involuntary, and be continuing, for thirty (30) days after written notice thereof by Holder to the Company, during which period such Event of Default is not cured, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of the Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

6. Miscellaneous.

A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B. Governing Law. This Note shall be governed by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within the State of Delaware. Any action arising out of this Note shall be brought exclusively in a court of competent jurisdiction in Wilmington, Delaware, and the parties hereby irrevocably waive any objections they may have to venue in Wilmington, Delaware.

C. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

D. Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.

E. No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

ECM ENERGY SERVICES, INC.

By:
, President

ANNEX A

NOTICE OF FULL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO FULLY CONVERT THE NOTE UPON A QUALIFIED OFFERING)

The undersigned hereby elects to convert 100% of the outstanding Principal Amount of the promissory note (the “Note”), of ECM Energy Services, Inc., a Delaware corporation (the “Company”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Address for Delivery:

[HOLDER]

By:
Name:
Title: